Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Fourth Quarter 2017 Results

CHATTANOOGA, Tenn. (January 31, 2018) - Unum Group (NYSE: UNM) today reported net income of $266.9 million ($1.19 per diluted common share) for the fourth quarter of 2017, compared to net income of $248.0 million ($1.07 per diluted common share) for the fourth quarter of 2016.
Included in net income for the fourth quarter of 2017 are impacts related to the U.S. tax reform bill enacted on December 22, 2017. The revaluation of our net deferred tax liabilities at the newly enacted rate of 21 percent resulted in a tax benefit of $97.9 million ($0.44 per diluted common share), and the one-time tax on undistributed and previously untaxed foreign earnings and profits resulted in a tax expense of $66.4 million ($0.30 per diluted common share).
In addition, net income for the fourth quarter of 2017 includes a net loss of $25.4 million ($0.11 per diluted common share) related to the settlement of a third party review conducted on behalf of a number of state treasurers concerning unclaimed death benefits. The amount recognized reflects our estimate of the liability expected to be paid as we execute on the terms of the settlement.
Net after-tax realized investment gains on the Company’s investment portfolio were $7.2 million ($0.03 per diluted common share) in the fourth quarter of 2017, compared to $18.3 million ($0.08 per diluted common share) in the fourth quarter of 2016.
After-tax adjusted operating income, which excludes net after-tax realized investment gains and losses, the impacts from tax legislation, and reserves established for unclaimed death benefits, was $253.6 million ($1.13 per diluted common share) in the fourth quarter of 2017, compared to $229.7 million ($0.99 per diluted common share) in the fourth quarter of 2016.
“Our fourth quarter results were again strong, capping a very successful year for the company that surpassed our expectations,” said Richard P. McKenney, president and chief executive officer.  “We’re pleased with our outstanding operating performance and the growth potential we have in front of us. As we move into 2018, we are focused on executing our business strategy to deliver growth, consistent performance, and shareholder value.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.  Effective December 31, 2017, we changed the naming convention of "operating income" or "operating loss" to "adjusted operating income" or "adjusted operating loss." The definition of these labels remains unchanged.
Unum US Segment
Unum US reported adjusted operating income of $237.6 million in the fourth quarter of 2017, a decrease of 1.0 percent from $240.1 million in the fourth quarter of 2016. Excluding the before-tax unclaimed death benefits reserve increase of $26.6 million for the group life and accidental death and dismemberment and supplemental and voluntary product lines, adjusted operating income was $264.2 million, an increase of 10.0 percent from the fourth quarter of 2016. Premium income for the segment increased 3.0 percent to $1,364.5 million in the fourth quarter of 2017, compared to premium income of $1,325.2 million in the fourth quarter of 2016. Net investment income for the segment declined 2.0 percent to $202.1 million in the fourth quarter of 2017, compared to $206.3 million in the fourth quarter of 2016.
Within the Unum US operating segment, the group disability line of business reported a 3.1 percent decline in adjusted operating income to $86.7 million in the fourth quarter of 2017, compared to $89.5 million in the fourth quarter of 2016. Premium income in group disability increased 2.2 percent to $604.8 million in the fourth quarter of 2017, compared to $591.9 million in the fourth quarter of 2016, primarily due to sales growth, partially offset by a decline in persistency. Net investment income declined by 4.7 percent to $113.2 million in the fourth quarter of 2017, compared to $118.8 million in the fourth quarter of 2016, due to a decrease in the level of invested assets and a decline in portfolio yield. The benefit ratio for the fourth quarter of 2017 was 76.3 percent, compared to 77.7 percent in the fourth quarter of 2016, reflecting continued favorable incidence trends in our group long-term disability product line. Group long-term disability sales were $126.2 million in the fourth quarter of 2017, an increase of 17.2 percent from $107.7 million in the fourth quarter of 2016. Group short-term disability sales were $97.5 million in the fourth quarter of 2017, an increase of 57.8 percent from $61.8 million in the fourth quarter of 2016. Persistency in the group long-term disability line of business was 89.9 percent for full year 2017, compared to 91.0 percent for full year 2016. Persistency in the group short-term disability line of business was 86.6 percent for full year 2017, compared to 87.7 percent for full year 2016.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $38.5 million in the fourth quarter of 2017, a decrease of 31.4 percent from $56.1 million in the fourth quarter of 2016. Excluding the before-tax unclaimed death benefits reserve increase of $18.5 million, adjusted operating income was $57.0 million, an increase of 1.6 percent from the fourth quarter of 2016. Premium income for this line of business increased 2.8 percent to $402.8 million in the fourth quarter of 2017,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

compared to $391.9 million in the fourth quarter of 2016, primarily due to sales growth, partially offset by a decline in persistency. Net investment income declined 2.5 percent to $27.2 million in the fourth quarter of 2017, compared to $27.9 million in the fourth quarter of 2016, primarily due to a decline in yield and a decline in the level of invested assets supporting this line of business. The benefit ratio in the fourth quarter of 2017 was 75.9 percent. Excluding the unclaimed death benefits reserve increase, the benefit ratio for the fourth quarter of 2017 was 71.3 percent, compared to 71.5 percent in the fourth quarter of 2016, reflecting lower incidence in the group life product line. Sales of group life and accidental death and dismemberment products increased 25.1 percent in the fourth quarter of 2017 to $178.7 million, compared to $142.9 million in the fourth quarter of 2016. Persistency in the group life line of business was 88.0 percent for full year 2017, compared to 90.7 percent for full year 2016.
The supplemental and voluntary line of business reported an increase of 18.9 percent in adjusted operating income to $112.4 million in the fourth quarter of 2017, compared to $94.5 million in the fourth quarter of 2016. Excluding the before-tax unclaimed death benefits reserve increase of $8.1 million for the voluntary life product line, adjusted operating income was $120.5 million, an increase of 27.5 percent from the fourth quarter of 2016. Included in adjusted operating income for the fourth quarter of 2017 is a reserve release of $19.5 million resulting from our annual review of reserve adequacy, which reflects the recognition of updated morbidity assumptions in our disabled life reserves. Premium income for supplemental and voluntary increased 4.5 percent to $356.9 million in the fourth quarter of 2017, compared to $341.4 million in the fourth quarter of 2016. This increase was primarily driven by growth in the voluntary benefits and dental and vision product lines, offsetting a decline in premium income in the individual disability line. Net investment income increased 3.5 percent to $61.7 million in the fourth quarter of 2017, compared to $59.6 million in the fourth quarter of 2016, due to an increase in the level of invested assets and miscellaneous income, partially offset by a decline in yield. The benefit ratio for the individual disability product line was 34.4 percent for the fourth quarter of 2017, compared to 54.7 percent for the fourth quarter of 2016. Excluding the impact of the reserve release, the benefit ratio for the fourth quarter of 2017 was 53.5 percent. The benefit ratio for voluntary benefits was 48.7 percent in the fourth quarter of 2017. Excluding the unclaimed death benefits reserve increase, the benefit ratio for voluntary benefits was 44.8 percent in the fourth quarter of 2017, compared to 44.6 percent in the fourth quarter of 2016, primarily driven by stable claims experience. The benefit ratio for dental and vision was 64.6 percent for the fourth quarter of 2017, compared to 65.9 percent for the fourth quarter of 2016, primarily driven by favorable claims experience. Relative to the fourth quarter of 2016, sales in the individual disability line of business increased 1.7 percent in the fourth quarter of 2017 to $17.7 million. Sales in the voluntary benefits line of business increased 11.9 percent in the fourth quarter of 2017 to $50.8 million. Sales in the dental and vision line totaled $24.8 million for the fourth quarter of 2017, an increase of 148.0 percent compared to the fourth quarter of 2016. Persistency in the individual disability product line was 91.0 percent for full year 2017, compared to 91.1 percent for full year 2016. Persistency in the voluntary benefits product line was 77.5 percent for full year 2017, compared to 76.9 percent for full year 2016. Persistency in the dental and vision product line was 85.4 percent for full year 2017 compared to 84.6 percent for 2016.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Unum UK Segment
Unum UK reported adjusted operating income of $29.7 million in the fourth quarter of 2017, a decline of 0.7 percent from $29.9 million in the fourth quarter of 2016. In local currency, adjusted operating income declined by 7.1 percent to £22.4 million in the fourth quarter of 2017, compared to £24.1 million in the fourth quarter of 2016.
Premium income increased by 9.4 percent to $133.4 million in the fourth quarter of 2017, compared to $121.9 million in the fourth quarter of 2016. In local currency, premium income was £100.5 million in the fourth quarter of 2017, an increase of 2.3 percent from £98.2 million in the fourth quarter of 2016, primarily driven by growth in the in-force block, resulting from prior period sales which offset a decline in persistency. Net investment income was $31.9 million in the fourth quarter of 2017, an increase of 10.8 percent from $28.8 million in the fourth quarter of 2016. In local currency, net investment income was £24.1 million in the fourth quarter of 2017, compared to £23.2 million in the fourth quarter of 2016, primarily due to higher income from inflation index-linked bonds which support the claim reserves associated with certain group policies that provide inflation-linked increases in benefits and growth in the level of invested assets, partially offset by a decline in yield on fixed-rate bonds. The benefit ratio in the fourth quarter of 2017 was 75.8 percent, compared to 67.6 percent in the fourth quarter of 2016, reflecting higher claim incidence in the group long-term disability product line and the impact from inflation-linked increases in benefits. Also contributing to the less favorable benefits experience was a reduction of 80 basis points in the discount rate implemented in the first quarter of 2017 across several of our products.
Sales increased by 3.4 percent to $24.5 million in the fourth quarter of 2017, compared to $23.7 million in the fourth quarter of 2016. In local currency, sales for the fourth quarter of 2017 declined by 3.7 percent to £18.4 million compared to £19.1 million in the fourth quarter of 2016. Persistency in the group long-term disability line of business was 87.4 percent for full year 2017, compared to 89.5 percent for full year 2016. Persistency in the group life line of business was 84.1 percent for full year 2017, compared to 81.3 percent for full year 2016. Persistency in the supplemental line of business was 91.0 percent for full year 2017 compared to 89.9 percent for full year 2016.
Colonial Life Segment
Colonial Life reported a 16.5 percent decline in adjusted operating income to $66.7 million in the fourth quarter of 2017, compared to $79.9 million in the fourth quarter of 2016. Excluding the before-tax unclaimed death benefits reserve increase of $12.4 million for the life product line, adjusted operating income was $79.1 million, a decrease of 1.0 percent from the fourth quarter of 2016.
Premium income for the fourth quarter of 2017 increased 6.0 percent to $382.1 million, compared to $360.4 million in the fourth quarter of 2016, driven by sales growth in recent quarters. Net investment income totaled $37.1 million in the fourth quarter of 2017, compared to $35.8 million in the fourth quarter of 2016, primarily driven by an increase in the level of invested assets which was partially offset by a decline in portfolio yield. The benefit ratio in the fourth quarter of 2017 was 54.8 percent. Excluding the unclaimed death benefits

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

reserve increase, the benefit ratio in the fourth quarter of 2017 was 51.6 percent, compared to 51.4 percent in the fourth quarter of 2016, reflecting less favorable benefits experience in the life product line, partially offset by favorable experience in the cancer and critical illness and accident, sickness, and disability lines of business.
Sales increased 10.4 percent to $199.8 million in the fourth quarter of 2017 from $181.0 million in the fourth quarter of 2016, driven by increased sales in the core and large case commercial market segments. Persistency in Colonial Life was 78.9 percent for full year 2017 and 79.3 percent for full year 2016.
Closed Block Segment
The Closed Block segment reported adjusted operating income of $33.1 million in the fourth quarter of 2017, compared to $34.6 million in the fourth quarter of 2016.
Premium income for this segment declined 4.6 percent in the fourth quarter of 2017 compared to the fourth quarter of 2016, primarily due to expected policy terminations and maturities for the individual disability line of business which was partially offset by a slight increase in premium income for the long-term care line of business resulting from premium rate increases on certain in-force policies. Net investment income declined 0.6 percent to $341.5 million in the fourth quarter of 2017, compared to $343.6 million in the fourth quarter of 2016, primarily driven by a decline in portfolio yield and lower miscellaneous income, which was partially offset by an increase in the level of invested assets. The interest adjusted loss ratio for the individual disability line of business declined to 81.2 percent in the fourth quarter of 2017, compared to 84.7 percent in the fourth quarter of 2016, due to favorable new claim incidence and a lower average size of new claim submissions. The interest adjusted loss ratio for the long-term care line of business was 93.1 percent in the fourth quarter of 2017 compared to 89.1 percent in the fourth quarter of 2016, primarily due to unfavorable policy terminations related to mortality experience.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $33.2 million for the fourth quarter of 2017, compared to an adjusted operating loss of $41.7 million in the fourth quarter of 2016. The improvement was primarily driven by lower operating expenses and higher net investment income.
The Company previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for the Company's pension and other postretirement benefit plans, from the results of the Corporate segment. Effective January 1, 2017, the amortization of prior period actuarial gains or losses is now reported in the Corporate segment and amounts for prior periods have been adjusted to conform to current year reporting.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 224.8 million for the fourth quarter of 2017, compared to 232.5 million for the fourth quarter of 2016. Shares outstanding totaled 222.5 million at

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

December 31, 2017. During the fourth quarter of 2017, the Company repurchased approximately 1.9 million shares at a cost of approximately $100 million.
Capital Management
At December 31, 2017, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 390 percent and cash and marketable securities in the holding companies equaled $864 million.
Book Value
Book value per common share as of December 31, 2017 was $43.02, compared to $39.02 at December 31, 2016.
Outlook
Reflecting the beneficial impact of tax reform, the Company's expectation for after-tax adjusted operating income growth per share for full-year 2018 is revised to be within the range of 17 percent to 23 percent, compared to the original expectation of within a range of four percent to seven percent established in December 2017 prior to the passage of tax reform legislation.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below. We believe adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Effective December 31, 2017, to more clearly differentiate between the GAAP and non-GAAP financial measures, we changed the naming convention for our non-GAAP financial measures from “operating” to “adjusted operating” measures, which includes a change from "after-tax operating income" to "after-tax adjusted operating income." The definition of this label remains unchanged.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We previously excluded the amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pension and other postretirement benefit plans. Effective January 1, 2017, the amortization of prior period

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

actuarial gains or losses is now included in "after-tax adjusted operating income" in the Financial Highlights section below. Amounts for periods prior to January 1, 2017 have been adjusted to conform to current year reporting.
We have also excluded the impacts from tax legislation and reserves established for unclaimed death benefits and may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, February 1, at 11:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 239-9838 for U.S. and Canada (pass code 6809278). For international, the dial-in number is (323) 794-2551 (pass code 6809278). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, February 8. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 6809278, PIN 1945.
    In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2017 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2016 and, to the extent applicable, our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2017	2016	2017	2016
Revenue
Premium Income	$2,158.4	$2,099.2	$8,597.1	$8,357.7
Net Investment Income	619.8	617.9	2,451.7	2,459.0
Net Realized Investment Gain	11.4	28.4	40.3	24.2
Other Income	49.6	51.0	197.7	205.6
Total Revenue	2,839.2	2,796.5	11,286.8	11,046.5

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,789.1	1,735.9	7,055.7	6,941.8
Commissions	266.9	255.0	1,060.8	1,026.7
Interest and Debt Expense	40.1	39.8	159.9	166.0
Deferral of Acquisition Costs	(157.9)	(145.4)	(628.0)	(592.4)
Amortization of Deferred Acquisition Costs	123.6	115.8	527.1	493.0
Other Expenses	432.1	424.2	1,707.3	1,663.7
Total Benefits and Expenses	2,493.9	2,425.3	9,882.8	9,698.8

Income Before Income Tax	345.3	371.2	1,404.0	1,347.7
Income Tax	78.4	123.2	409.8	416.3

Net Income	$266.9	$248.0	$994.2	$931.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.19	$1.07	$4.39	$3.96
Assuming Dilution	$1.19	$1.07	$4.37	$3.95

Weighted Average Common Shares - Basic (000s)	223,872.5	231,518.6	226,492.4	235,445.7
Weighted Average Common Shares - Assuming Dilution (000s)	224,828.6	232,454.1	227,335.2	235,979.2
Outstanding Shares - (000s)			222,547.1	229,822.9

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

($ in millions, except share data)
	Three Months Ended December 31
	2017		2016
		per share*		per share*
Net Income	$266.9	$1.19	$248.0	$1.07
Excluding:
Net Realized Investment Gain (net of tax expense of $4.2; $10.1)	7.2	0.03	18.3	0.08
Unclaimed Death Benefits Reserve Increase (net of tax benefit of $13.6; $-)	(25.4)	(0.11)	—	—
Net Tax Benefit from Enactment of U.S. Tax Reform Bill	31.5	0.14	—	—
After-tax Adjusted Operating Income	$253.6	$1.13	$229.7	$0.99

	Year Ended December 31
	2017		2016
		per share*		per share*
Net Income	$994.2	$4.37	$931.4	$3.95
Excluding:
Net Realized Investment Gain (net of tax expense of $15.0; $8.4)	25.3	0.11	15.8	0.07
Loss from Guaranty Fund Assessment (net of tax benefit of $7.2; $-)	(13.4)	(0.06)	—	—
Unclaimed Death Benefits Reserve Increase (net of tax benefit of $13.6; $-)	(25.4)	(0.11)	—	—
Net Tax Benefit from Enactment of U.S. Tax Reform Bill	31.5	0.14	—	—
After-tax Adjusted Operating Income	$976.2	$4.29	$915.6	$3.88

* Assuming Dilution

	Unum US
	Group Life and Accidental		Unum US
	Death & Dismemberment		Voluntary Benefits
		Benefit Ratio		Benefit Ratio
Three Months Ended December 31, 2017
Premium Income	$402.8		$210.2
Benefits and Change in Reserves for Future Benefits	305.7	75.9%	102.3	48.7%
Unclaimed Death Benefits Reserve Increase	(18.5)		(8.1)
Benefits and Change in Reserves for Future Benefits, Excluding Reserve Adjustments	287.2	71.3%	94.2	44.8%

	Colonial Life
		Benefit Ratio
Three Months Ended December 31, 2017
Premium Income	$382.1
Benefits and Change in Reserves for Future Benefits	209.4	54.8%
Unclaimed Death Benefits Reserve Increase	(12.4)
Benefits and Change in Reserves for Future Benefits, Excluding Reserve Adjustment	197.0	51.6%

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10

	Unum US
	Individual Disability
		Benefit Ratio
Three Months Ended December 31, 2017
Premium Income	$102.1
Benefits and Change in Reserves for Future Benefits	35.1	34.4%
Reserve Release	19.5
Benefits and Change in Reserves for Future Benefits, Excluding Reserve Release	54.6	53.5%

	December 31
	2017		2016
		per share		per share
Total Stockholders' Equity (Book Value)	$9,574.9	$43.02	$8,968.0	$39.02
Excluding:
Net Unrealized Gain on Securities	607.8	2.73	440.6	1.92
Net Gain on Cash Flow Hedges	282.3	1.27	327.5	1.42
Subtotal	8,684.8	39.02	8,199.9	35.68
Excluding:
Foreign Currency Translation Adjustment	(254.5)	(1.15)	(354.0)	(1.54)
Subtotal	8,939.3	40.17	8,553.9	37.22
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(508.1)	(2.28)	(465.1)	(2.02)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,447.4	$42.45	$9,019.0	$39.24

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	11